EXHIBIT 99.1

AD.VENTURE PARTNERS, INC.
360 Madison Avenue, 21st Floor
New York, NY 10017

April 9, 2007

U.S. Securities and Exchange Commission
100 F. Street N.E.
Washington D.C. 20549

Re: Arrangement Agreement Schedules

To whom it may concern:

Ad.Venture Partners, Inc. hereby agrees to furnish supplementally a copy of any omitted schedule to the Arrangement Agreement, dated March 13, 2007, by and among 6732097 Canada Inc., Adventure Partners, Inc. and 180 Connect Inc., to the Securities and Exchange Commission upon request.

Very truly yours,

/s/ Howard S. Balter

Howard S. Balter
Chief Executive Officer